EXHIBIT 99.1

Del Frisco’s Restaurant Group, Inc. Announces Third Quarter 2016 Results

Company Revises Outlook for the 2016 Fiscal Year; Provides Development Guidance for the 2017 Fiscal Year

SOUTHLAKE, Texas, Oct. 14, 2016 (GLOBE NEWSWIRE) -- Del Frisco’s Restaurant Group, Inc. (NASDAQ:DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported financial results today for the third quarter ended September 6, 2016.  The Company also revised its outlook for the 2016 fiscal year and provided development guidance for the 2017 fiscal year.

Key highlights from the third quarter 2016 compared to the third quarter 2015 include:

  Consolidated revenues increased 4.0% to $71.4 million from $68.6 million.
  Revenues at Del Frisco’s Grille increased 20.9% to $24.1 million from $19.9 million.
  Total comparable restaurant sales decreased 3.0%.
    Comparable restaurant sales decreased 3.7% at Del Frisco’s Double Eagle Steak House comprised of a 3.1% increase in average check and 6.8% decrease in customer counts.
    Comparable restaurant sales decreased 3.2% at Sullivan’s Steakhouse comprised of a 0.4% increase in average check and 3.6% decrease in customer counts.
    Comparable restaurant sales decreased 1.4% at Del Frisco’s Grille comprised of a 0.3% increase in average check and 1.7% decrease in customer counts.
  Cost of sales, as a percentage of consolidated revenues, improved to 28.3% from 29.0%.
  GAAP Net Income of $0.8 million, or $0.03 per diluted share, compared to GAAP Net Loss of $1.0 million, or $0.04 per diluted share.
  Adjusted Net Income* of $0.9 million, or $0.04 per diluted share, for both fiscal year third quarters.
  Restaurant-level EBITDA* decreased 3.3% to $11.9 million from $12.3 million.

*Adjusted Net Income and Restaurant-level EBITDA are non-GAAP measures. For a reconciliation of Adjusted Net Income and Restaurant-level EBITDA to GAAP net income and why we consider them useful, see the reconciliation of non-GAAP measures accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "Sales choppiness during our seasonally weak third quarter yielded results that fell short of our expectations and have caused us to revise our annual guidance.  In addition to continued weakness at our locations most impacted by the continued downturn in the energy sector, we saw weakness at several East Coast locations from reduced tourism spending, specifically from the fallout over the British pound devaluation.  Despite the sales challenges, we were pleased to see an improving trend at Del Frisco’s Grille that resulted in positive comparative restaurant sales late in the quarter, and we are encouraged by early momentum in the fourth quarter as both Del Frisco’s Double Eagle and the Grille have generated positive comparable restaurant sales through the first five weeks of this important 16-week period.  We are working hard to ensure that these trends continue, and we are focused on delivering our brand commitment every day to each and every guest across each day part, but we must remain cautious in view of the current challenges affecting our industry.”

Mednansky continued, “The operational improvements we have made at Del Frisco’s Grille during this transitional year have boosted our team’s morale and are yielding higher guest satisfaction scores across several criteria, including food quality, pace of dining, and willingness to recommend.  Our pending Grille menu launch will build and sustain these efforts as it will further showcase the brand as an everyday affordable, upscale dining and drinking destination.”

Mednansky concluded, "The new Del Frisco's Grille in Huntington, Long Island and relocated Del Frisco’s Double Eagle in Uptown Dallas are both off to resounding starts, welcoming new guests to our brands as well as loyal patrons who have enjoyed Del Frisco’s dining experiences at other locations.  In the fourth quarter, we will be opening two Del Frisco’s Grille locations in and around Nashville, TN.  The first opening is in The Gulch - a vibrant trade area between Music Row and Downtown - and the second will be in the affluent suburban community of Brentwood, a location that was originally scheduled for early 2017.  We have signed leases for a Del Frisco’s Double Eagle in Plano, TX and a Del Frisco’s Grille in downtown New York City, both of which are scheduled to open late spring 2017, and a Del Frisco’s Grille in Westwood, MA that will open in either late 2017 or early 2018, depending upon the landlord delivery timeframe.  We are also in various stages of negotiations on multiple additional outstanding sites.  Each of these upcoming Del Frisco’s Grille openings contain elements of ‘the Grille of the future’ which is based upon a more scalable, more efficient, and more cost-effective prototype.”

Review of Third Quarter 2016 Operating Results
Consolidated revenues increased $2.8 million, or 4.0%, to $71.4 million in the third quarter of 2016 from $68.6 million in the third quarter of 2015.  Total net operating weeks increased to 608 from 571.  Total comparable restaurant sales decreased 3.0% in the third quarter of 2016 following a total comparable restaurant sales decrease of 1.2% in the third quarter of 2015.

Restaurant-level EBITDA* decreased $0.4 million, or 3.3%, to $11.9 million in the third quarter of 2016 from $12.3 million in the third quarter of 2015.  As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 16.7% from 18.0%.

General and administrative costs held steady at $5.2 million in the third quarter of 2016 as compared to the same period last year.  As a percentage of consolidated revenues, general and administrative costs improved to 7.2% from 7.6%.

GAAP Net Income was $0.8 million, or $0.03 per diluted share, in the third quarter of 2016 compared to GAAP Net loss of $1.0 million, or $0.04 per diluted share, in the third quarter of 2015.

Adjusted Net Income* was $0.9 million, or $0.04 per diluted share, for the third quarter of both fiscal years.  For the third quarter of 2016, adjusted net income primarily included an adjustment for a $0.5 million easement clearance on the sale of property related to our Dallas store relocation.  For the third quarter of 2015, adjusted net income primarily included an adjustment for a $3.3 million non-cash impairment charge.

Outlook
The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based upon current information, we are revising our guidance for the 52-week fiscal year 2016, which ends on December 27, 2016.

  Total comparable restaurant sales of minus 1.0% to minus 0.5%.  This represents a positive comparable restaurant sales expectation during the fourth quarter.
  One Del Frisco’s Double Eagle Steak House relocation and three Del Frisco’s Grille openings.
  Cost of sales of 28.3% to 28.6% of consolidated revenues.
  Restaurant-level EBITDA* of 20.9% to 21.1% of consolidated revenues.
  General and administrative costs of approximately $24.5 million to $25.0 million.
  Pre-opening costs of approximately $3.6 million to $3.8 million.
  Effective tax rate of approximately 29.5% to 31%.
  Gross capital expenditures (before tenant allowances and inclusive of some expenditures related to 2017 openings) of $32.0 million to $35.0 million.
  Annual adjusted net income* per diluted share between $0.79 and $0.81.

We have not reconciled guidance for Annual adjusted net income per diluted share to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Stock Repurchase
There were no shares repurchased during the third quarter under the stock repurchase program authorized by our Board of Directors in October 2014.  As of September 6, 2016, $22 million in authority remains under this program.

Development
In the third quarter, we opened a Del Frisco’s Grille in Huntington, Long Island, NY.  Early in the fourth quarter, we completed the relocation of the Del Frisco's Double Eagle Steak House in North Dallas to Uptown Dallas.  Two additional Del Frisco’s Grille locations in Nashville and Brentwood, TN will also open in the fourth quarter.

For fiscal year 2017, we will be opening two to three restaurants including the Del Frisco’s Double Eagle Steak House in Plano, TX and Del Frisco’s Grille in downtown New York City.

Conference Call
We will host a conference call to discuss the financial results for the third quarter 2016 ended September 6, 2016 today at 7:30 AM Central Time.  Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer, and Tom Pennison, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 913-312-1397.  A replay will be available afterwards and can be accessed by dialing 858-384-5517; the passcode is 2122399.  The replay will be available until Friday, October 21, 2016.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section.  An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

About Del Frisco’s Restaurant Group, Inc.
Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 51 restaurants across 23 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements
Certain statements in this press release, including statements under the heading “Outlook” are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(amounts in thousands, except share and per share data)

	12 weeks ended				36 weeks ended
	September 6,		September 8,		September 6,		September 8,
	2016		2015		2016		2015

Revenues	$71,407	100.0%	$68,629	100.0%	$232,517	100.0%	$217,507	100.0%

Costs and expenses:
Costs of sales	20,236	28.3%	19,901	29.0%	66,091	28.4%	62,839	28.9%
Restaurant operating expenses	37,425	52.4%	34,625	50.5%	114,068	49.1%	103,832	47.7%
Marketing and advertising costs	1,813	2.5%	1,765	2.6%	5,266	2.3%	4,882	2.2%
Pre-opening costs	1,289	1.8%	2,044	3.0%	1,975	0.8%	3,790	1.7%
General and administrative costs	5,172	7.2%	5,225	7.6%	16,952	7.3%	16,611	7.6%
Lease termination and closing costs	49	0.1%	-	-	90	0.0%	-	-
Impairment charges	-	0.0%	3,338	4.9%	-	0.0%	3,338	1.5%
Depreciation and amortization	4,305	6.0%	3,811	5.6%	12,753	5.5%	11,001	5.1%
	70,289	98.4%	70,709	103.0%	217,195	93.4%	206,293	94.8%

Operating income (loss)	1,118	1.6%	(2,080)	-3.0%	15,322	6.6%	11,214	5.2%

Other income (expense), net:
Interest expense	4	0.0%	(11)	-0.0%	(51)	0.0%	(43)	-0.0%
Other	(422)	-0.6%	(61)	-0.1%	(427)	-0.2%	(238)	-0.1%

Income (loss) before income taxes	700	1.0%	(2,152)	-3.1%	14,844	6.4%	10,933	5.0%

Income tax expense (benefit)	(86)	-0.1%	(1,117)	-1.6%	4,203	1.8%	2,861	1.3%

Net income (loss)	$786	1.1%	$(1,035)	-1.5%	$10,641	4.6%	$8,072	3.7%

Basic income per share	$0.03		$(0.04)		$0.46		$0.34
Diluted income per share	$0.03		$(0.04)		$0.45		$0.34

Shares used in computing net income per common share:
Basic	23,354,237		23,360,744		23,339,677		23,416,502
Diluted	23,430,923		23,360,744		23,417,776		23,584,426

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data - Unaudited
(dollar amounts in thousands)

	September 6,	December 29,
	2016	2015

Cash and cash equivalents	$755	$5,176
Total assets	344,357	346,655
Long-term debt	-	4,500
Total stockholders' equity	240,422	227,699

 Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income, Adjusted EPS and Restaurant-level EBITDA. Adjusted Net Income represents GAAP net income (loss) plus the sum of GAAP income tax expense (benefit), impairment charges, lease termination and closing costs, easement clearance, and third party lease guarantees, minus income tax expense at an effective tax rate of 30%.  We believe that this measure represents a useful internal measure of performance as it excludes certain one-time non-operation related expenditures. Restaurant-level EBITDA is calculated by adding back to net income (loss), income tax expense (benefit), other income (expenses), net, depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, lease termination and closing costs, and general and administrative costs.  We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measures presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.  The following tables include a reconciliation of net income (loss) to adjusted net income and net income to restaurant-level EBITDA:

Net Income (loss) to Adjusted Net Income Reconciliation

	12 weeks ended		36 weeks ended
$ in thousands	September 6,	September 8,	September 6,	September 8,
	2016	2015	2016	2015
Net income (loss)	786	(1,035)	10,641	8,072
Income tax expense (benefit)	(86)	(1,117)	4,203	2,861
Easement clearance on sale of property	500	-	500	-
Lease termination and closing costs	49	-	90	-
Impairment charges	-	3,338	-	3,338
Day Star Rest. Grp dba Lone Star Steakhouse lease guarantees	-	58	-	210
Adjusted Pre-tax Income	1,249	1,244	15,434	14,481
Income Tax (@ 30%)	375	373	4,630	4,344
Adjusted Net Income	$874	$871	$10,804	$10,137
Basic EPS (Adjusted)	$0.04	$0.04	$0.46	$0.43
Diluted EPS (Adjusted)	$0.04	$0.04	$0.46	$0.43

Net Income (loss) to Restaurant-Level EBITDA Reconciliation
	12 weeks ended		36 weeks ended
$ in thousands	September 6,	September 8,	September 6,	September 8,
	2016	2015	2016	2015
Net Income (loss)	$786	$(1,035)	$10,641	$8,072
Add:
Income tax expense (benefit)	(86)	(1,117)	4,203	2,861
Other (income) expenses, net	418	72	478	281
Pre-opening costs	1,289	2,044	1,975	3,790
General and administrative costs	5,172	5,225	16,952	16,611
Lease termination and closing costs	49	-	90	-
Non-cash impairment charges	-	3,338	-	3,338
Depreciation and amortization	4,305	3,811	12,753	11,001
Restaurant-level EBITDA	$11,933	$12,338	$47,092	$45,954

Selected Segment Operating Information

	12 Weeks Ended September 6, 2016 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$32,162	100.0%	$15,153	100.0%	$24,092	100.0%	$71,407	100.0%
Costs and expenses:
Cost of sales	9,554	29.7%	4,546	30.0%	6,136	25.5%	20,236	28.3%
Labor	7,949	24.7%	4,924	32.5%	8,100	33.6%	20,973	29.3%
Operating expenses	3,998	12.4%	2,560	16.9%	3,494	14.5%	10,052	14.1%
Occupancy	2,403	7.5%	1,211	8.0%	2,786	11.6%	6,400	9.0%
Restaurant operating expenses	14,350	44.6%	8,695	57.4%	14,380	59.7%	37,425	52.4%
Marketing and advertising costs	784	2.4%	510	3.4%	519	2.2%	1,813	2.5%
Restaurant-level EBITDA	7,474	23.2%	1,402	9.3%	3,057	12.7%	11,933	16.7%

Restaurant operating weeks	141		216		251		608
Average weekly volume	$228.1		$70.2		$96.0		$117.4

	12 Weeks Ended September 8, 2015 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$33,059	100.0%	$15,650	100.0%	$19,920	100.0%	$68,629	100.0%
Costs and expenses:
Cost of sales	10,010	30.3%	4,737	30.3%	5,154	25.9%	19,901	29.0%
Labor	8,178	24.7%	4,887	31.2%	6,465	32.5%	19,530	28.5%
Operating expenses	3,738	11.3%	2,473	15.8%	2,954	14.8%	9,165	13.4%
Occupancy	2,436	7.4%	1,158	7.4%	2,336	11.7%	5,930	8.6%
Restaurant operating expenses	14,352	43.4%	8,518	54.4%	11,755	59.0%	34,625	50.5%
Marketing and advertising costs	656	2.0%	626	4.0%	483	2.4%	1,765	2.6%
Restaurant-level EBITDA	8,041	24.3%	1,769	11.3%	2,528	12.7%	12,338	18.0%

Restaurant operating weeks	136		216		219		571
Average weekly volume	$243.1		$72.5		$91.0		$120.2

	36 Weeks Ended September 6, 2016 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$108,449	100.0%	$51,628	100.0%	$72,440	100.0%	$232,517	100.0%
Costs and expenses:
Cost of sales	32,187	29.7%	15,327	29.7%	18,577	25.6%	66,091	28.4%
Labor	25,503	23.4%	15,690	30.3%	23,931	33.0%	65,124	28.1%
Operating expenses	12,322	11.4%	7,874	15.3%	9,852	13.6%	30,048	12.9%
Occupancy	7,336	6.8%	3,697	7.2%	7,863	10.9%	18,896	8.1%
Restaurant operating expenses	45,161	41.6%	27,261	52.8%	41,646	57.5%	114,068	49.1%
Marketing and advertising costs	2,223	2.0%	1,449	2.8%	1,594	2.2%	5,266	2.3%
Restaurant-level EBITDA	28,878	26.6%	7,591	14.7%	10,623	14.7%	47,092	20.3%

Restaurant operating weeks	429		648		731		1,808
Average weekly volume	$252.8		$79.7		$99.1		$128.6

	36 Weeks Ended September 8, 2015 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$106,255	100.0%	$52,966	100.0%	$58,286	100.0%	$217,507	100.0%
Costs and expenses:
Cost of sales	31,747	29.9%	15,929	30.1%	15,163	26.0%	62,839	28.9%
Labor	25,020	23.5%	15,846	29.9%	18,644	32.1%	59,510	27.3%
Operating expenses	10,814	10.2%	7,963	15.0%	7,895	13.5%	26,672	12.3%
Occupancy	7,451	7.0%	3,595	6.8%	6,604	11.3%	17,650	8.1%
Restaurant operating expenses	43,285	40.7%	27,404	51.7%	33,143	56.9%	103,832	47.7%
Marketing and advertising costs	1,731	1.6%	1,601	3.0%	1,550	2.7%	4,882	2.2%
Restaurant-level EBITDA	29,492	27.8%	8,032	15.2%	8,430	14.5%	45,954	21.1%

Restaurant operating weeks	400		670		606		1,676
Average weekly volume	$265.6		$79.1		$96.2		$129.8

Investor Relations Contact:
Raphael Gross
203-682-8253
investorrelations@dfrg.com

Media Relations Contact:
Christine Beggan
203-682-8329
Christine.Beggan@icrinc.com